AuguStarSM Variable Insurance Products Fund, Inc.

Section 906 Certifications

Thomas G. Mooney and R. Todd Brockman, respectively, the Principal Executive Officer and Principal Financial Officer of AuguStarSM Variable Insurance Products Fund, Inc. (the “Registrant”), each certify to the best of his knowledge and belief that:

1.The Registrant’s report on Form N-CSR for December 31, 2024 fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended; and

2.The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

March 5, 2025	March 5, 2025
Date	Date
/s/ Thomas G. Mooney	/s/ R. Todd Brockman
Thomas G. Mooney	R. Todd Brockman
President (Principal Executive Officer)	Treasurer (Principal Financial Officer)